UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 12, 2013

CFS BANCORP, INC.
(Exact name of Registrant as specified in its charter)

____________________________

Indiana	000-24611	35-2042093
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
707 Ridge Road Munster, IN		46321 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (219) 836-5500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On November 12, 2013, CFS Bancorp, Inc. (“CFS”) completed its previously announced merger (the “Merger”) with First Merchants Corporation (“First Merchants”) pursuant to the Agreement of Reorganization and Merger dated May 13, 2013 (the “Merger Agreement”) between CFS and First Merchants.  As a result of the Merger, CFS’ separate corporate existence ceased and First Merchants continued as the surviving corporation.

As of the effective time of the Merger, each outstanding share of common stock of CFS converted into the right to receive 0.65 shares of First Merchants common stock.  In addition, as of the effective time of the Merger, CFS’ outstanding stock options converted into options to purchase shares of First Merchants’ common stock, and all outstanding shares of restricted stock converted into shares of First Merchants’ common stock based on the above-referenced exchange ratio.

Immediately following the Merger, Citizens Financial Bank, a wholly owned subsidiary of CFS, merged with and into First Merchants Bank, National Association, a wholly owned subsidiary of First Merchants, with First Merchants Bank surviving the merger and continuing its corporate existence under its current name.

CFS has notified NASDAQ of the consummation of the Merger and has requested that NASDAQ remove from listing all shares of CFS common stock.  Accordingly, trading in CFS common stock on NASDAQ is expected to be suspended prior to the commencement of trading on November 13, 2013.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The information set forth under Item 2.01 above is incorporated herein by reference.

Item 3.03.	Material Modification to Rights of Security Holders.

The information set forth under Item 2.01 above is incorporated herein by reference.

Item 5.01.	Changes in Control of the Registrant.

The information set forth under Item 2.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CFS BANCORP, INC. (Registrant)

Date: November 12, 2013	By:	/s/Jerry A. Weberling
Name: Jerry A. Weberling
Title: Executive Vice President and Chief Financial Officer